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                          MANAGEMENT SERVICES AGREEMENT


        This MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made as of February 25, 1999 by and among Triarc Companies, Inc., a Delaware corporation ("Triarc"), Snapple Beverage Corp., a Delaware corporation ("Snapple"), Mistic Brands, Inc., a Delaware corporation ("Mistic"), Cable Car Beverage Corporation, a Delaware corporation ("Cable Car"), and Royal Crown Company, Inc., a Delaware corporation ("Royal Crown"). Snapple, Mistic, Cable Car and Royal Crown are herein collectively referred to as the Companies.

        Triarc currently provides certain management services to the Companies.

        As used herein the term "Triarc Beverage Group" shall mean, collectively, Snapple, Mistic, Cable Car, Royal Crown and any and all other subsidiaries of Triarc Consumer Products Group, LLC (or any successor thereto) that are primarily engaged in the beverage business or any business related, ancillary or complementary thereto that become parties hereto in accordance with paragraph 13 hereof.

        Triarc and the Companies desire to enter into this Agreement to set forth the terms and conditions upon which Triarc will continue to provide such services to the Triarc Beverage Group.

        The parties hereto agree as follows:

        1. Term. The term of this Agreement shall commence as of February 25, 1999 and shall continue until December 31, 2009 (the "Original Term"), and thereafter shall automatically be extended for successive one year periods (the Original Term, as so extended, the "Term") unless either party hereto notifies the other party hereto at least 90 days prior to the then scheduled end of the Term of its desire that this Agreement be terminated.

        2. Services to be Provided. Triarc shall provide to the Triarc Beverage Group during the Term the services listed in this Agreement and such other management services as the Triarc Beverage Group may reasonably request (collectively, the "Services"). Such Services shall include the following:

               a. Legal. Expertise and assistance in legal matters, including any reporting obligations of any member of the Triarc Beverage Group under the Securities Exchange Act of 1934, and the services of a Corporate Secretary and such other support staff as Triarc shall reasonably consider to be appropriate and necessary to handle such matters.

               b. Accounting. Expertise and assistance in financial presentation and planning and such services as are reasonably necessary for the Triarc Beverage Group to comply with its financial reporting obligations to third parties, including report preparation, compliance with generally accepted accounting principles, footnote disclosure, compilation and review.





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               c. Finance. Expertise and assistance in treasury functions
        (including ensuring that the Triarc Beverage Group is in compliance with current lender requirements, monitoring of debt covenants, negotiation of waivers and exceptions, monitoring of cash flow and negotiation of lines of credit) and providing of such other financial expertise as may be required from time to time.

               d. Corporate Development. Expertise and advice with respect to acquisitions or dispositions of or investments in beverage brands and distributors and related, ancillary or complementary businesses.

               e. Tax. Services and expertise required for all federal, state and local tax preparation, planning and audits.

               f. Risk Management. Services of a risk manager to obtain and maintain insurance policies covering property and casualty, workers compensation, comprehensive general liability and other risks.

               g. Information Technology. Oversight of the design, installation and maintenance of computer and data systems.

               h. Benefits Design and Administration. Services and expertise relating to the design and administration of employee benefit plans, including executive compensation arrangements, retirement plans, and health insurance programs.

               i. Other. Such other services as the parties may agree are necessary for the efficient and profitable operations of the Triarc Beverage Group.

        3. Fees. In consideration for the providing of the Services, each member of the Triarc Beverage Group agrees, jointly and severally, to pay an aggregate annual service fee of $6.7 million, subject to adjustment as provided in paragraph 4 hereof (as so adjusted, the "Fee"). Such fee shall be paid in equal quarterly installments on each February 15, May 15, August 15 and November 15, commencing on May 15, 1999, provided that the payment due hereunder on May 15, 1999 shall be $717,857. In addition, on the effective date of this Agreement (as provided in paragraph 13 hereof), each member of the Triarc Beverage Group shall pay to Triarc all accrued and unpaid management fees for all prior periods through February 25, 1999, which payment shall not be deemed to be a payment with respect to the Fee due hereunder.

        4. Annual Adjustment of Fee. Beginning and effective January 1, 2000, and effective each January 1 thereafter, the Fee for the ensuing year shall be subject to an increase, but not a decrease, equal to the percentage increase in the United States Consumer Price Index for All Urban Consumers (or an appropriate substitute index, as determined in good faith by Triarc, if such index is no longer published) (the "Index"), which percentage increase shall be computed by comparing the Index for December 31, 1998 with the Index for the December 31 immediately preceding the relevant January 1 effective date.


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        5. Reimbursement to Triarc of Certain Costs. In addition to the Fee, each member of the Triarc Beverage Group agrees (jointly and severally) that it shall reimburse Triarc for all costs and expenses incurred by Triarc: (i) in connection with the supply agreements referred to in the Amended and Restated Letter Agreement dated as of February 1, 1999 among Triarc and the Triarc Beverage Group, as the same may be amended or supplemented from time to time (the "Supply Agreement"); (ii) under any other supply agreements entered into by Triarc pursuant to which it acquires raw materials, flavors, packaging or other items used or useful in connection with the business of the Triarc Beverage Group, all on a similar basis as the reimbursement provided for in the Supply Agreement; (iii) under its agreements with Executive Jet Aviation, Inc, EJI Sales, Inc. and their affiliates, to the extent that such costs and expenses are incurred in connection with or otherwise allocable to the use by employees of the Triarc Beverage Group of the aircraft referred to in any such agreements or in any similar agreements with such service providers or any other parties; (iv) in connection with the aircraft leased by Triarc from Triangle Aircraft Services Corp., to the extent such costs and expenses are incurred in connection with or otherwise allocable to the use by employees, agents or advisors of the Triarc Beverage Group; (v) in connection with the management or operation of employee benefit plans that are maintained by Triarc, in whole or in part, for the benefit of the employees of the Triarc Beverage Group, to the extent that such costs and expenses are allocable to such employees; (vi) in connection with insurance maintained by Triarc (including, without limitation, medical, general liability, and directors and officers liability insurance), to the extent that such costs and expenses are allocable to coverage of the operations of, or any employee or director of, any member of the Triarc Beverage Group; and (vii) in connection with the acquisition from third parties of any goods or services purchased or otherwise arranged for by Triarc, to the extent that such goods or services are for the benefit of, or to be used by, any member of the Triarc Beverage Group, their agents or advisors.

        6. Allocation of Fee. Each member of the Triarc Beverage Group agrees that, as between the members of the Triarc Beverage Group (and having no effect on the joint and several obligations of the members of the Triarc Beverage Group to Triarc under paragraph 3 hereof), the Fee shall be allocated among each of the members of the Triarc Beverage Group in accordance with the following formula. With respect to the Fee due for any fiscal year, each member of the Triarc Beverage Group shall pay an amount equal to the Fee for such fiscal year multiplied by a fraction, the numerator of which is the greater of (x) such company's EBITDA, as set forth in such company's "Annual Operating Plan," for the fiscal year for which the Fee is being computed (the "Reference Period") and
(y) 10% of such company's revenues for the Reference Period, as set forth in such company's Annual Operating Plan, and the denominator of which is the sum of the numerators for all of the members of the Triarc Beverage Group that are parties hereto.

        7. Limitation on Liability. Triarc will use commercially reasonable efforts, skill and judgment to discharge properly its duties hereunder, but shall have no liability with respect to, and shall not be obligated to indemnify or hold harmless the Triarc Beverage Group, or the officers, directors, employees, agents or other representatives of any member of the Triarc Beverage Group from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance of the Services, except any such cost, loss, expense,


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damage or liability resulting from the gross negligence, willful misconduct or fraud of Triarc or its officers, employees or agents.

        8. Not Employees of the Triarc Beverage Group. Employees of Triarc engaged in performing the Services shall under no circumstances be considered to be employees of any member of the Triarc Beverage Group.

        9. Independent Contractor. In performing the Services, Triarc shall be an independent contractor and neither party hereto shall be deemed to be an agent, partner or co-venturer of the other due to the terms and provisions of this Agreement.

        10. Entire Agreement; Waivers and Amendments. This Agreement sets forth the entire understanding between the members of the Triarc Beverage Group and Triarc relating to the subject matter hereof and supercedes all prior management services agreements between Triarc and each of the members of the Triarc Beverage Group. Except as provided herein, this Agreement shall not be modified or amended, and no provision hereof shall be waived, except by an instrument in writing signed by each of the parties hereto, or in the case of a waiver, by the party hereto against whom such waiver is sought to be enforced.

        11. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof.

        12. Notices. All notices, demands and other communications given to or made by either party to the other in connection with this Agreement shall be given in writing and either personally served on an officer or other authorized representative of the party to which it is given or mailed by registered first class mail, postage prepaid, to the headquarters of such party to the attention of its chief financial officer, or to such other address and to the attention of such persons as the party in question may from time to time specify to the other by notice hereunder. All notices shall be deemed delivered and effective (i) if hand-delivered, upon delivery, (ii) if telecopied, upon delivery, receipt acknowledged or (iii) if mailed, three business days after mailing.

        13. Effectiveness. This Agreement shall be effective as to each of the parties hereto as of the date of this Agreement, provided, however, that this Agreement shall be effective as to Royal Crown on the date on which the 9-3/4% Senior Secured Notes due 2000 of RC/Arby's Corporation shall have been redeemed in full. Upon the creation or acquisition of an entity that becomes a member of the Triarc Beverage Group, such entity shall, if it desires to receive any of the Services provided hereunder, execute a counterpart hereto and shall thereafter be bound by the terms of this Agreement (including, without limitation, the terms of paragraph 6 hereof) as if it were an original signatory hereto.

        14. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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        IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.

                                     TRIARC COMPANIES, INC.


                                     By: /s/ JOHN L. BARNES, JR.
                                         -------------------------------------
                                         Name:  John L. Barnes, Jr.
                                         Title: Executive Vice President and
                                                    Chief Financial Officer


                                     SNAPPLE BEVERAGE CORP.


                                     By: /s/ JOHN L. BARNES, JR.
                                         -------------------------------------
                                         Name:  John L. Barnes, Jr.
                                         Title: Executive Vice President


                                     MISTIC BRANDS, INC.


                                     By: /s/ JOHN L. BARNES, JR.
                                         -------------------------------------
                                         Name:  John L. Barnes, Jr.
                                         Title: Executive Vice President


                                     CABLE CAR BEVERAGE CORPORATION


                                     By: /s/ STUART I. ROSEN
                                         -------------------------------------
                                         Name:  Stuart I. Rosen
                                         Title: Vice President and Secretary


                                     ROYAL CROWN COMPANY, INC.


                                     By: /s/ STUART I. ROSEN
                                         -------------------------------------
                                         Name:  Stuart I. Rosen
                                         Title: Vice President and Secretary

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